Exhibit 99.1
FOSSIL GROUP, INC. ANNOUNCES CFO TRANSITION
Affirms Full Year Financial Outlook
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Richardson, TX. July 1, 2024 – Fossil Group, Inc. (NASDAQ: FOSL) announced today it has engaged Ankura Consulting Group, LLC to provide interim-CFO services and has appointed Andrew Skobe as the Company’s Interim Chief Financial Officer, effective immediately. Skobe assumes the CFO role from Sunil Doshi, who is leaving the Company for another opportunity. Doshi will remain with the Company through July 19, 2024 to ensure a smooth transition. The Company has initiated a search for a permanent CFO successor to Mr. Doshi.
Skobe brings to Fossil more than 30 years of financial, operational and leadership experience, including business transformation and integration, capital raising and restructuring, global operations and M&A. His background spans publicly traded companies, private equity and startups across multiple sectors, including consumer goods, hospitality, investment banking, media & entertainment and technology.
“On behalf of the Board and management team, I want to thank Sunil for his leadership and dedication over the past four years,” said Jeffrey N. Boyer, Interim CEO. “We wish him well as he pursues the next chapter in his career.”
“We are pleased to bring in Andy at this pivotal time for Fossil,” added Boyer. “He brings a wealth of relevant experience assisting companies during transformational stages and is highly skilled in business planning and forecasting, cash management, capital raising and restructuring. We look forward to working with Andy and benefiting from his expertise as we continue to execute our Transform and Grow Plan and conduct our previously announced Strategic Business Review.”
Prior to Ankura, Skobe was EVP and Chief Financial Officer for Radisson Hotel Group from 2017 to 2019. Previously, he spent four years as EVP & CFO for Croscill Home-Excell-Glenoit, a portfolio of private equity owned companies and five years as CFO for Icahn Enterprises. During his tenure with Icahn, Skobe was Chief Financial Officer for portfolio company WestPoint Home. Earlier in his career, Skobe held senior financial positions with Columbia House, a $1 billion video and entertainment company owned by Blackstone Private Equity, Dun & Bradstreet, Marvel Entertainment, General Motors New York Treasurer’s Office and JP Morgan Chase. Skobe holds a B.S. in Economics and Business Administration from Boston University and an MBA in Accounting and Corporate Finance from Columbia Business School.

Affirms 2024 Outlook
Fossil today said that it is affirming its 2024 outlook, including worldwide net sales of approximately $1.2 billion, adjusted operating margin1 in the range of -3% to -5% and positive free cash flow2, inclusive of tax refunds of approximately $57 million, which were received in the second quarter of 2024. The Company expects to report its second quarter 2024 earnings results on Thursday, August 8, 2024.
(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin. (2) Free cash flow is a non-GAAP financial measure, defined as net cash from operating activities less net cash used in investing activities. A corresponding reconciliation of free cash flow to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable effort.
About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories, and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.
Safe Harbor
Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: risks related to the success of the TAG Plan; the impact of activist shareholders; a downgrade in our debt ratings; our level of indebtedness; our ability to achieve consistent profitability or positive cash flow; increased political uncertainty, the effect of worldwide economic conditions; the effect of a pandemic; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligation; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Investor Relations Contact:
Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com